TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on February 14, 2002.

Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________

NaPro BioTherapeutics, Inc.
(Exact name of registrant as specified in its charter)

__________________
Delaware (State or other jurisdiction of incorporation or organization)	84-1187753 (I.R.S. Employer Identification No.)

6304 Spine Road, Unit A
Boulder, CO 80301
(303) 516-8500
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

__________________

Gordon H. Link, Jr.
Chief Financial Officer
NaPro BioTherapeutics, Inc.
6304 Spine Road, Unit A
Boulder, CO 80301
(303) 516-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Francis R. Wheeler, Esq.
Cooley Godward LLP
380 Interlocken Crescent, Suite 900
Boulder, CO 80021
(720) 566-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE
Title of Shares to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.0075 per share	1,500,000	$9.12	$13,680,000	$1,259

(1) This registration statement covers up to 1,500,000 shares of the registrant's common stock, consisting of: (i) up to 888,889 shares of common stock issued to the selling stockholders prior to the filing of this registration statement; (ii) up to 533,333 shares of common stock issuable from time to time to the selling stockholders upon conversion of the registrant's 4% Convertible Subordinated Debentures due February 12, 2007 (the "Debentures"); and (iii) up to 77,778 shares of common stock issuable in lieu of cash, from time to time and at the registrant's option, as interest on the Debentures.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, and based upon the average of the high and low prices of the registrant's common stock as reported on the Nasdaq National Market on February 7, 2002.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated February 14, 2002

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. The+++
+selling stockholders may not sell these securities until the registration statement+
+filed with the Securities and Exchange Commission is effective. This prospectus+
+is not an offer to sell these securities and it is not soliciting an offer to buy these+
+securities in any state where the offer or sale is not permitted.+++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS

NAPRO BIOTHERAPEUTICS, INC.

1,500,000 SHARES OF COMMON STOCK

This prospectus covers the offer and sale by certain selling stockholders of up to 1,500,000 shares of common stock, $.0075 par value, of NaPro BioTherapeutics, Inc. The shares consist of: (i) up to 888,889 shares of common stock issued to the selling stockholders pursuant to a Securities Purchase Agreement dated February 13, 2002, (ii) up to 533,333 shares of common stock issuable from time to time upon conversion of our 4% Convertible Subordinated Debentures due February 12, 2007 issued to the selling stockholders pursuant to the Securities Purchase Agreement, and (iii) up to 77,778 shares of common stock issuable in lieu of cash, from time to time and at our option, as interest on the Debentures. We will not receive any proceeds from the sale of the shares covered by this prospectus.

Whenever we use the term "selling stockholders" in this prospectus, it includes donees, pledgees and other transferees who are selling shares of common stock received after the date of this prospectus from a selling stockholder whose name appears in "Selling Stockholders" on page 14.

Our common stock is quoted on Nasdaq National Market under the symbol "NPRO." On February 13, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $10.10 per share.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 14, 2002.

TABLE OF CONTENTS

Where You Can Find More Information

Information Incorporated by Reference

Prospectus Summary

Risk Factors

Use of Proceeds

Selling Stockholders

Plan of Distribution

Legal Matters

Experts

You should rely only on the information or representations provided in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any different information or to make any different representations in connection with any offering made by this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus.

__________________

NaPro BioTherapeutics, Inc., the NaPro BioTherapeutics, Inc. logo, EIPTM and all other NaPro names are trademarks of NaPro BioTherapeutics, Inc. in the U.S. and in other selected countries. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

__________________

In this prospectus, references to "NaPro BioTherapeutics," "NaPro," "we," "us" and "our" refer to NaPro BioTherapeutics, Inc., a Delaware corporation.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock the selling stockholders are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding our company and the common stock being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information filed with the SEC, at the SEC's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus:

  Our annual report on Form 10-K for the year ended December 31, 2000;
  Our quarterly report on Form 10-Q for the quarter ended March 31, 2001;
  Our quarterly report on Form 10-Q for the quarter ended June 30, 2001;
  Our quarterly report on Form 10-Q for the quarter ended September 30, 2001;
  Our current report on Form 8-K dated February 14, 2002;
  The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on June 13, 1994; and
  The description of our preferred stock purchase rights set forth in our registration statement on Form 8-A, filed with the SEC on November 29, 1996, as amended by Form 8-A12G/A filed with the SEC on October 23, 2001.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to NaPro BioTherapeutics, Inc., Attention: Chief Financial Officer, 6304 Spine Road, Unit A, Boulder, Colorado 80301, telephone: (303) 516-8500.

PROSPECTUS SUMMARY

This summary highlights information appearing elsewhere in this prospectus or incorporated by reference. Each prospective investor is urged to read this prospectus in its entirety. Special Note: Certain statements set forth below constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. See "Special Note Regarding Forward-Looking Statements" on page 13 for additional factors relating to such statements.

THE COMPANY

NaPro BioTherapeutics, Inc. is a biopharmaceutical company focused on the development, production and licensing of complex natural product pharmaceuticals as well as the development and licensing of novel genomic technologies for applications in human therapeutics and diagnostics, pharmacogenomics and agrobiotechnology. Natural product substances have been, and continue to be, the primary source of new prototype chemotherapeutic anti-cancer agents. Our lead product is paclitaxel, a naturally occurring chemotherapeutic anti-cancer agent found in certain species of yew, or Taxus, trees. In addition to our efforts with paclitaxel and genomics, we are also working on several types of compounds which we believe have promising activity as anti-cancer agents. We believe some of these agents function by novel mechanisms, which may increase their likelihood of success as new chemotherapeutics. We are also actively engaged in evaluating the in-licensing or purchase of potential new products and/or technologies, whether or not those products or technologies are derived from natural products. Our evaluations of new products and technologies may involve examination of individual molecules, classes of compounds or platform technologies, in the cancer field and otherwise. Acquisitions of new products or technologies may involve the purchase of, or merger with, other companies.

We are a Delaware corporation with our principal executive offices located at 6304 Spine Road, Unit A, Boulder, Colorado 80301. Our telephone number is (303) 516-8500. Our web site is located at www.naprobio.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only.

RISK FACTORS

An investment in our common stock is risky. Prior to making a decision about investing in our common stock, you should carefully consider the specific risks discussed under the caption "Risk Factors" in both this prospectus and the applicable prospectus supplement, together with all the other information contained in this prospectus and the prospectus supplement or appearing or incorporated by reference in the registration statement of which this prospectus is a part. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not now known to us, or that we currently see as immaterial, may also harm our business. If any of these additional risks or uncertainties occur, the trading price of our common stock could decline, and you might lose all or part of your investment.

We have a history of operating losses and an accumulated deficit, and we expect to continue to incur losses in the future.

We incurred operating losses of approximately $16.2 million and $10.8 million for the years ended December 31, 2000 and 1999. For the nine months ended September 30, 2001, we incurred an operating loss of $16.4 million, resulting in an accumulated deficit of $84.9 million. We expect that we will continue to have a high level of operating expense and will be required to make significant up-front expenditures for manufacturing capacity expansion, biomass investment, technology acquisition, product development and research and development activities. We anticipate that operating losses will continue until such time, if ever, as we are able to generate sufficient revenue to support our operations.

Our prospects for success are primarily dependent on a single product, paclitaxel.

Since inception, the majority of our resources have been directed toward the development and manufacture of paclitaxel. We have devoted our efforts to the development and implementation of our proprietary EIPTM technology and the development of our proprietary semisynthetic method for producing paclitaxel. We currently have no other drugs in clinical trials and have conducted very limited investigation into additional product possibilities. We cannot predict when, if ever, we will successfully develop any additional product candidates and any additional products. We are exclusively dependent on the sales of paclitaxel for revenue for the foreseeable future. We cannot assure that our paclitaxel will receive the necessary regulatory approvals, be capable of being produced in commercial quantities at acceptable cost or be successfully marketed by our strategic partners in the primary world markets, including the United States and Europe. The failure to achieve any of the foregoing would seriously impair our ability to generate revenue and become profitable, and could force us to discontinue operations.

Our dependence on strategic partners for the development and marketing of paclitaxel may delay or impair our ability to generate significant revenue or otherwise adversely affect our profitability.

We rely on Abbott Laboratories, F.H. Faulding & Co. Ltd., Tzamal Pharma and JCR Pharmaceuticals Co., Ltd. for clinical and regulatory development and commercialization of paclitaxel in their respective territories, other than in Europe, including conducting clinical trials and preparing and filing regulatory submissions. In Europe, we are responsible for the clinical and regulatory development activities and we intend to rely on Faulding for the commercialization and marketing of paclitaxel. Our reliance on strategic partners poses the following risks:

  our contracts with strategic partners may expire or be terminated and we may not be able to replace them;
  a partner involved in the development of paclitaxel may not commit enough capital or other resources to successfully develop our products;
  the terms of our contracts with strategic partners may not be favorable to us in the future;
  our strategic partners may not pursue further development and commercialization of paclitaxel;
  a strategic partner may not commit enough resources to the marketing and distribution of paclitaxel;
  disputes with our strategic partners may arise, leading to delays in or termination of the development or commercialization of paclitaxel or resulting in significant litigation or arbitration;
  contracts with our strategic partners may fail to provide significant protection or may fail to be enforced if one of these partners fails to perform; and
  our strategic partners could independently develop, or develop with third parties, drugs which compete with our paclitaxel.

There is a great deal of uncertainty regarding the success of our current and future strategic efforts. Failure of these efforts would materially harm our business and financial condition and could force us to discontinue operations.

If we or our strategic partners fail to obtain regulatory approval, we may be unable to commercialize paclitaxel and any other product candidate, which could limit our ability to generate significant revenue and become profitable.

We and our partners must conduct time-consuming, extensive and costly clinical trials to show the safety and efficacy of each of our new product candidates before a product candidate can be approved for sale. We and our partners must conduct these trials in compliance with U.S. Food and Drug Administration regulations and with comparable regulations in other countries. If the FDA or another regulatory agency believes that we or our partners have not sufficiently demonstrated the safety or efficacy of our product candidates, it will not approve them or will require additional studies which can be time consuming and expensive, and which will delay commercialization of a product candidate. Although paclitaxel will not require clinical trials and is currently approved for commercial sale by F.H. Faulding & Co. Ltd. in Australia and other countries in the Middle East, Latin America and Asia, and we and F.H. Faulding & Co. Ltd. are seeking approval in other countries in our defined territory, we and our partners may not be able to obtain regulatory approvals for paclitaxel or any other product candidate in the primary world markets, including the United States and Europe. Failure to receive these approvals or delays in such receipt could prevent or delay commercial introduction of paclitaxel or any other product candidate and, as a result, could limit our ability to generate significant revenue from product sales and become profitable. In addition, following approval of a product candidate, we and our partners must comply with comprehensive governmental regulations regarding how we manufacture, market and distribute products. If we or our partners fail to comply with these regulations, regulators could force us to withdraw a product from the market or impose other penalties or requirements that could have a similar negative impact.

If we obtain regulatory approval, our ability to achieve profitability depends on the successful commercialization of paclitaxel.

Our ability to achieve long-term profitability is dependent upon obtaining regulatory approvals for paclitaxel and successfully commercializing paclitaxel alone or with our strategic partners. Even if paclitaxel receives regulatory approval in the primary world markets, including the United States and Europe, the commercial success of the product will depend on many factors, including:

  the effectiveness of the sales forces of our strategic partners in marketing paclitaxel;
  our partners' ability to price paclitaxel at a level that leads to market acceptance and profitability; and
  use of paclitaxel by cancer patients.

We do not control any of these factors and cannot assure you that paclitaxel will be successfully commercialized even if it receives regulatory approval. If our paclitaxel is not commercially successful, we will experience significant operating losses and our viability will be dependent upon developing other commercial products.

Reductions in the margins of paclitaxel could impact our operations.

Our revenue and gross margin estimates depend on our sales of paclitaxel. Our current competitors and any future competitors may lower the price of their paclitaxel products and could retain or gain market share. The reduction of the market price of paclitaxel or our failure to gain market share may result in a decrease in our net sales and gross margin.

Future inability to obtain raw materials or product could seriously affect our operations.

Our future success depends upon our ability to obtain access to a stable, long-term supply of raw material for use in the production of paclitaxel. In many instances, we obtain raw material from third party domestic or foreign suppliers. Political disruptions may impair our ability to import raw materials from foreign suppliers. Additionally, interruptions in supply or scarcity of raw materials would require us to seek to obtain substitute materials, which, even if available, would require additional regulatory approvals. Further, we cannot assure you that our third party suppliers will continue to supply us. In addition, changes in our raw material suppliers could result in delays in production, higher raw material cost and loss of sales and customers because regulatory authorities must generally approve raw material sources for pharmaceutical products. Any significant interruption of supply could materially harm our business and financial condition.

Common marketing practices such as returns, allowances and charge-backs and marketing programs adopted by wholesalers may reduce sales revenue in subsequent periods.

Many pharmaceutical industry manufacturers have liberal return policies and have been willing to give customers post-sale inventory allowances. Under these arrangements, manufacturers give customers credits on products which the customers hold in inventory after decreases in the market prices of these products. Therefore, if new competitors enter the marketplace and significantly lower the price of paclitaxel, we could be at risk of having to provide significant credits that could reduce our sales and gross margin. Like our competitors, our strategic partners also give credits for charge-backs to wholesale customers that have contracts with them for their sales to hospitals, group purchasing organizations, pharmacies or other retail customers. A charge-back is the difference between the price the wholesale customer pays and the price that the wholesale customer's end-customer pays for a product. Although we establish allowances based on our prior experience and our best estimates of the impact that these policies may have in subsequent periods, we cannot ensure that our allowances are adequate or that actual product returns, inventory allowances and charge-backs will not exceed our estimates.

Potential acquisitions may reduce our earnings, be difficult for us to combine into our operations or require us to obtain additional financing.

We search for and evaluate acquisitions which will provide new product and market opportunities, benefit from and maximize our existing assets and add critical mass. Acquisitions may expose us to additional risks and may adversely affect our business and financial condition. Any acquisitions we make may:

  fail to accomplish our strategic objectives;
  not be successfully combined with our operations;
  not perform as expected; and
  expose us to cross border risks.

In addition, based on current acquisition prices in the pharmaceutical industry, our acquisitions could initially reduce our per-share earnings and add significant intangible assets and related goodwill impairment charge risk. Our acquisition strategy may require us to obtain additional debt or equity financing, resulting in additional leverage, or increased debt obligations as compared to equity, and dilution of ownership. We may not be able to finance acquisitions on terms satisfactory to us.

If we or our manufacturing partners are unable to manufacture paclitaxel in sufficient quantities and at an acceptable cost, we may be unable to meet demand for our paclitaxel and lose potential revenue.

Since inception, we have produced paclitaxel only in quantities necessary for research and clinical trials and for limited commercial sales by Faulding and Tzamal. Commercialization of our paclitaxel in the primary world markets, including the United States and Europe, will require development of, or access to, facilities to manufacture a sufficient supply of paclitaxel.

The first step in the manufacture of paclitaxel requires the extraction of crude paclitaxel from the raw biomass materials we cultivate from our yew trees or purchase from others. We currently have contracts with third party manufacturers to process crude paclitaxel from raw biomass materials.  While we own and have operated large-scale extraction facilities in Boulder, Colorado, we believe that our manufacturing partners will increase our operating flexibility and lower our cost of manufacturing. As a result, we intend to suspend our extraction operations and rely upon our manufacturing partners to supply all of our requirements for crude paclitaxel extract. Any failure by our manufacturing partners to supply our requirements on a cost-effective basis would jeopardize our ability to commercialize paclitaxel on a timely and competitive basis and to supply our strategic partners' commercial needs. In addition, only a limited number of contract manufacturers are both capable of processing crude paclitaxel extract from raw biomass materials and complying with current federal and state good manufacturing practices regulations. Accordingly, if our manufacturing partners fail to supply our requirements, we may not be able to enter into manufacturing agreements with alternative suppliers of crude paclitaxel extract on commercially acceptable terms and, even if we do, any manufacturers with which we contract may not be able to deliver crude paclitaxel extract in appropriate quantity.

Once we obtain crude paclitaxel extract from our manufacturing partners, we isolate and purify the crude paclitaxel extract into active drug substance in our manufacturing facilities in Boulder, Colorado. We are currently expanding our manufacturing facilities to meet anticipated demand, assuming regulatory approval of our paclitaxel in the primary world markets, including the Unites States and Europe. We cannot assure, however, that we will receive the necessary regulatory approvals for our manufacturing facilities or processes or that our manufacturing facilities will be adequate to supply our strategic partners' commercial requirements in a cost-effective or timely manner. If we fail to obtain the necessary regulatory approvals for our manufacturing facilities, our ability to commercialize paclitaxel would be significantly impaired. The manufacture of paclitaxel is complex, and it may be difficult to secure an alternative manufacturer of active drug substance in a timely manner or on an economical basis if our facilities do not receive the necessary regulatory approvals. Even if our facilities receive the necessary regulatory approvals, any failure to supply our strategic partners' commercial requirements in a cost-effective and timely manner would impair our ability to generate revenue and become profitable.

In order to increase our capacity to manufacture paclitaxel, we are currently developing a semisynthetic process. If we successfully develop a semisynthetic process and receive the required regulatory approvals, we intend to modify our manufacturing facilities to accommodate this process or outsource semisynthetic manufacturing. The modification of our manufacturing facilities and the use of contract manufacturers are subject to all of the risks described above.

We have little experience in research and development of pharmaceuticals using our gene alteration technology; our efforts in developing our gene alteration technology may be unsuccessful and we may be exposed to additional risks associated with the development of such technology.

Most of our experience with drug development is with oncology in general and paclitaxel in particular. Pursuant to a licensing agreement with the University of Delaware and Thomas Jefferson University, we have obtained a worldwide, exclusive license to develop and commercialize their gene alteration technology. While our commitment under the licensing agreement is limited, it could expand significantly, diverting our available capital and management resources from our primary area of expertise. That, in turn, could adversely affect our drug development activities in the oncology field. Moreover, expansion of our drug development activities using gene alteration technology would result in risks associated with such technology becoming significant for us, including risks that the technology may never be commercialized, that adverse events in the field of gene therapy could negatively impact regulatory approval or public perception of potential products, that we could not cost effectively commercialize potential products and that we may be unable to obtain rights to other technologies necessary to further develop the gene alteration technology.

If we fail to compete effectively, our products will not generate significant revenues.

We compete with all entities developing and producing therapeutic agents for cancer treatment, many of whom have much greater capital resources and research and development capabilities. Within the paclitaxel segment of the industry, the success of competitors in entering the market for paclitaxel may reduce our potential market share and reduce the price of our paclitaxel, each of which could adversely affect our business and results of operations. In addition, most regulatory approvals and marketing are being handled by our strategic partners, Abbott, Faulding, Tzamal and JCR, within their respective territories. Although we believe each of them have capable drug development and marketing abilities, we cannot assure that they will be capable or effective in gaining additional regulatory approvals on a timely basis, if at all, or be able to compete effectively with existing or new competitors within their territories.

Many of our competitors, most notably Bristol, Aventis S.A. and IVAX Corporation, have substantially greater capital resources, research and development capabilities, manufacturing and marketing resources and experience than we do. We expect Bristol to compete intensely to maintain its dominance of the paclitaxel market. Our competitors may succeed in developing products that are more effective or less costly than any that we may develop and may gain regulatory approval before we do. Many companies and research institutions are also seeking means to obtain paclitaxel and taxanes from renewable biomass components of yew trees and other sources in order to increase paclitaxel yields, avoid environmental concerns and reduce the cost of raw materials and processing. In addition, we are aware of several potential competitors that have developed and patented or are developing various processes for producing paclitaxel and paclitaxel-related substances synthetically and semisynthetically, which may allow such competitors to produce a low-cost paclitaxel. The manufacture of taxane derivatives, analogs or other anti-cancer drugs that are more effective than paclitaxel in treating cancer could adversely affect our business and impair our ability to generate significant revenue and become profitable.

If we are unable to effectively protect our intellectual property, we will be unable to prevent third parties from using our technology, which would impair our competitiveness and ability to commercialize our products. In addition, the cost of enforcing our proprietary rights may be expensive and result in increased losses.

Where appropriate, we seek protection of our proprietary technology by applying for patents in the United States and abroad. We own patents and patent applications in the United States and in other countries. Additionally, we have obtained licenses from third parties to use their proprietary technology, for which patent applications have been filed in the United States and in certain other areas of the world. We expect to make such additional filings as we believe appropriate. The majority of these patents and applications relate to certain paclitaxel formulations, methods of administration or uses of paclitaxel or both, paclitaxel analogs and related compounds, and methods for paclitaxel and taxane manufacture. We cannot assure that either our or our licensors' existing patent applications will become issued patents or that, if issued, the coverage claimed in the applications will not be significantly reduced prior to issuance. We cannot assure that we will be able to obtain any necessary or desired additional licenses to patents or technologies of others or that we will be able to develop our own additional patentable technologies. In addition, we cannot assure that future patents issued to us, if any, will provide us with competitive advantages, that products or processes covered by such patents will not be challenged as infringing upon the patents or proprietary rights of others or that any such patents will not be invalidated, or that the patents or proprietary rights of others will not materially impair our ability to do business.

In June 2001, we filed a patent infringement suit together with Abbott Laboratories, as co-plaintiff, in the United States District Court for the Western District of Pennsylvania against Mylan Laboratories, Inc. The suit, as amended, alleges infringement of U.S. Patent numbers 5,733,888, 5,972,992, 5,977,164, 6,140,359 and 6,306,894, which relate to paclitaxel. Mylan has asserted defenses that if successful, would result in the invalidity or unenforceability of the patents. A finding of invalidity or unenforceability of the patents could adversely affect our business and impair our ability to be commercially competitive.

Much of our proprietary technology, including much of our EIPTM technology, is not protected by patents and is held by us as trade secrets. Our success will depend in part on our ability to protect the trade secrets relating to extracting, isolating and purifying paclitaxel as well as to other technology. We rely on proprietary know-how and confidential information and employ various methods, such as entering into confidentiality and non-compete agreements with our employees and with third parties to whom we divulge proprietary information, to protect the processes, concepts, ideas and documentation associated with our technologies, including our paclitaxel production process. These methods may afford incomplete protection and we cannot assure that we will be able to protect adequately our trade secrets or that other companies will not acquire information that we consider to be proprietary. The inability to maintain our trade secrets for our exclusive use could materially harm our business.

We are aware of certain competitors and potential competitors who are pursuing patent protection for various aspects of the extraction, preparation, formulation, administration and production of natural, semisynthetic and synthetic paclitaxel and other taxanes. If our technology, products or activities are deemed to infringe the rights of others, we could be subject to damages or prevented from using such technology, or we could be required to obtain licenses to use such technology. We cannot assure that any such licenses would be made available on terms acceptable to us, if at all. If we were unable to obtain such licenses or were prevented from using our technology, we could encounter significant delays in product market introductions while we attempted to design around the patents or rights infringed, or could find the development, manufacture or sale of products to be foreclosed, any of which would materially harm our business and impair our ability to be commercially competitive. In addition, we could experience a loss of revenue and may incur substantial cost in defending ourselves and indemnifying Faulding or Abbott in patent infringement or proprietary rights violation actions brought against them. We may also incur substantial cost in asserting claims against third parties to prevent the infringement of our patents and proprietary rights by others. Participation in such infringement proceedings may adversely affect our business and financial condition, even if the eventual outcome is favorable.

If we fail to obtain the capital necessary to fund our operations when needed, we may be forced to reduce or discontinue our operations.

Pharmaceutical development is a costly and time-consuming process. The amount and timing of future capital expenditures will depend upon numerous factors, including:

  the cost of manufacturing scale-up for paclitaxel;
  the development of new products and technologies;
  the acquisition of new products and technologies;
  the cost of manufacturing resources for new products and technologies;
  the nature of our relationship with our strategic partners;
  the progress of our research and development programs;
  the magnitude and scope of these activities;
  changes in manufacturing processes;
  competing technological and marketing developments; and
  changes in or terminations of existing strategic relationships.

Depending on the factors described above, we may need to raise substantial additional funds. If additional funds are raised by issuing equity securities, further dilution to stockholders will result. Debt financing, if available, may involve restrictive covenants. If adequate funds are not available, we may obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain of our technologies, any one of which could adversely affect our business and results of operations. Our failure to raise capital when needed would adversely affect our business, financial condition and results of operations, and could force us to reduce or discontinue our operations.

Most of our current revenue is subject to the risks associated with foreign business.

For the year ended December 31, 2000, sales of paclitaxel into foreign markets accounted for approximately 98% of our revenue. We anticipate that a significant portion of our revenue will continue to be derived from sales of our products in foreign markets. A substantial portion of our revenue and operations will thus continue to be subject to the risks associated with foreign business, including economic or political instability, shipping delays, changes in foreign regulatory laws governing sales of drugs, fluctuations in foreign currency exchange rates and various trade restrictions, all of which could significantly impair our ability to deliver products on a competitive and timely basis. Future imposition of, or significant increases in, the level of customs duties, export quotas, drug regulatory restrictions or other regulatory or trade restrictions could also adversely affect our business and results of operations.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

While we will continue to take precautions that we deem appropriate, we cannot assure that we will be able to avoid significant product liability exposure. Pursuant to the agreements with our strategic partners, we are required to indemnify them for any defect in paclitaxel that is shipped to them. Under such agreements, we will be indemnified by the strategic partners against certain product liability claims brought against us to the extent such liability is a result of actions by the strategic partners once they receive our paclitaxel from us. We currently maintain product liability insurance in the amount of $10 million per policy year. Product liability insurance for the pharmaceutical industry, however, generally is expensive, to the extent it is available at all. We cannot assure that we will be able to maintain such insurance on acceptable terms, that we will be able to secure increased coverage as the commercial approval process for our paclitaxel progresses or that our insurance policy will provide adequate protection against potential claims. A successful claim brought against us in excess of our insurance coverage or a product recall could adversely affect our business, results of operations and financial condition.

We are highly dependent upon the services of our senior executives and certain key scientific personnel, particularly our Chairman and Chief Executive Officer, Leonard P. Shaykin.

We have entered into employment contracts with Mr. Shaykin and certain other of our senior executives that expired in October 2001 and are currently being redrawn, and the loss of the services of any of these senior executives or other of our key employees could have a material adverse affect on our business, financial condition and results of operations.

We have implemented some anti-takeover provisions that may prevent or delay an acquisition of NaPro that might be beneficial to our stockholders.

Our board of directors, without further stockholder approval, may issue preferred stock that could delay or prevent a rapid change in control of us as well as adversely affecting the voting power of the holders of common stock, including the loss of voting control to others. In addition, our Certificate of Incorporation and Bylaws provide for a classified board of directors consisting of three classes of directors serving staggered terms. Our directors may be removed only for cause by stockholders holding not less than 80% of the shares entitled to elect the director or directors whose removal is sought.

We have adopted a stockholder rights plan having both "flip-in" and "flip-over" provisions. Existing stockholders as of a selected record date received the right to purchase a fractional share of preferred stock at a purchase price of $60 for each share of common stock held. For the "flip-in" provision, the rights would become exercisable only if a person or group acquires beneficial ownership of 20% or more of the outstanding common stock. In that event, all holders of rights other than the person or group who acquired the threshold percentage of 20% or more would be entitled to purchase shares of common stock at a substantial discount to the then current market price. This right to purchase common stock at a discount would be triggered as of a specified number of days following the passing of the threshold percentage. For the "flip-over" provision, if we were acquired in a merger or other business combination or transaction, the holders of such rights would be entitled to purchase shares of the acquirer's common stock at a substantial discount.

In addition, employment agreements with our senior executives provide for continuation of salary and other benefits in the event employment is terminated under certain circumstances, including a change of our control.

Future sales of our common stock may depress our stock price.

After this registration statement becomes effective, the shares registered hereunder will be eligible for resale in the market without restriction. Sales of any substantial number of shares of our common stock in the public market may adversely affect the market price of our common stock. Any sustained sales of shares by our existing or future stockholders or any increase in the average volume of shares traded in the public market may adversely affect the market price of our common stock.

The market price of our common stock has been, and will likely continue to be, highly volatile.

The market price of our common stock can change rapidly in response to our financial results, approvals, delays in approvals, or non-approvals of our paclitaxel by the United States Food and Drug Administration or similar agencies in other countries, introduction of new products by us or our competitors, results of clinical trials, government regulations, developments in patent and other proprietary rights, developments in our relationships with strategic partners, public concern as to the safety and efficacy of paclitaxel and various factors affecting the biotechnology or pharmaceutical industries generally.

In addition, the stock market in general, and the Nasdaq National Market and the market for technology companies in particular, have experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volatility in the market prices of securities of pharmaceutical companies. These broad market and industry factors may adversely affect the market price of our common stock, regardless of operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against these companies. Any litigation instituted against us could result in substantial cost and a diversion of management's attention and resources, which could seriously harm our ability to achieve profitability.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In some cases, you can identify these forward-looking statements by words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should" and "continue" and other similar words and expressions. Specifically, this prospectus contains forward-looking statements regarding:

  our potential to develop new chemotherapeutic drugs;
  our intention to evaluate the in-licensing or purchase of potential new products and/or technologies;
  the ability of our manufacturing partners to increase our operating flexibility and lower our cost of manufacturing;
  our ability to develop a semisynthetic process to increase our manufacturing capacity;
  our strategic partners' capacity to develop and commercialize our paclitaxel product; and
  our ability to continue to sell paclitaxel in foreign markets.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, among other things, the following:

  difficulties we may experience in product development;
  our ability to license or purchase new products or technologies;
  the effect of capital market conditions and other factors on capital availability;
  the inability of our manufacturing partner to provide commercial level quantities of crude paclitaxel at a low cost;
  the inability to obtain regulatory approvals for our paclitaxel or delays in such approvals;
  the inability to obtain regulatory approvals for our manufacturing facilities or processes;
  the ability of Abbott, Faulding, Tzamal and JCR to perform their obligations under their existing agreements with us;
  our ability to perform our obligations under our existing and future agreements;
  the effect on sales, cash flow and earnings from foreign exchange rate fluctuations; and
  other factors referenced in this prospectus.

You should also consider carefully the risk factors described on pages 6 through 13 of this prospectus, which address additional factors that could cause our results to differ from those set forth in the forward-looking statements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results, unless required by law.

USE OF PROCEEDS

The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholders.

SELLING STOCKHOLDERS

On February 13, 2002, we entered into a Securities Purchase Agreement with the selling stockholders listed below, pursuant to which we sold an aggregate of 888,889 shares of our common stock and an aggregate of $8,000,000 principal amount of our 4% Convertible Subordinated Debentures due February 12, 2007. The debentures are convertible into shares of our common stock from time to time at the option of the selling stockholders. In addition, we may issue shares of common stock in lieu of cash, from time to time and at our option, as interest on the debentures. This prospectus covers the offer and sale by the selling stockholders of the shares of common stock purchased pursuant to the Securities Purchase Agreement, as well as the shares of common stock issuable upon conversion of the debentures or in lieu of cash interest on the debentures.

The following table sets forth information regarding the beneficial ownership of our common stock as of February 14, 2002, and as adjusted to reflect the sale of common stock offered hereby, for each selling stockholder.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, the entities named in the table below have sole voting and investment power with respect to the shares set forth opposite such entity's name.

Percentage ownership is based on 28,741,392 shares of common stock outstanding as of February 12, 2002. Shares of common stock issuable upon conversion of the Debentures are deemed outstanding for purposes of computing the percentage ownership of the entity holding such Debentures, but are not deemed outstanding for purposes of computing the percentage ownership of any other entity.
Name	Shares Beneficially Owned Prior to Offering		Shares Being Offered	Shares Beneficially Owned After Offering (1)
	Number	Percent		Number	Percent
TL Ventures V L.P.(2)	1,398,041	4.8%	1,398,041	0	*
TL Ventures V Interfund L.P.(3)	24,180	*	24,180	0	*

__________

* Less than one percent (1%) of outstanding shares.

  Although the selling stockholders have not expressed a specific intention as to the number of shares of common stock to be sold, the table shows the beneficial ownership that would result if all such shares were sold.
  Includes 524,265 shares of common stock issuable upon conversion of our 4% Convertible Subordinated Debentures due February 12, 2007, calculated using an assumed conversion price of $15.00, based upon certain conversion provisions of the debentures. Does not include shares of common stock that may be issued in lieu of cash, from time to time and at our option, as interest on the debentures. Does not include 24,180 shares of common stock owned by TL Ventures V Interfund L.P., which TL Ventures V L.P. may be deemed to beneficially own. In January 2002, Marc Ostro, one or our directors, accepted an offer to become a managing director of an affiliate of the investment manager of TL Ventures V L.P., and in February 2002, Mr. Ostro became a voting limited partner in TL Ventures V L.P. Mr. Ostro disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.
  Includes 9,067 shares of common stock issuable upon conversion of our 4% Convertible Subordinated Debentures due February 12, 2007, calculated using an assumed conversion price of $15.00, based upon certain conversion provisions of the debentures. Does not include shares of common stock that may be issued in lieu of cash, from time to time and at our option, as interest on the debentures. Does not include 1,398,041 shares of common stock owned by TL Ventures V L.P., which TL Ventures V Interfund L.P. may be deemed to beneficially own. In January 2002, Marc Ostro, one of our directors, accepted an offer to become a managing director of an affiliate of the investment manager of TL Ventures V Interfund L.P., and in February 2002, Mr. Ostro became a voting limited partner of an affiliate of TL Ventures V Interfund L.P. Mr. Ostro disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.

The shares of common stock represented hereby are being registered for resale by the selling stockholders pursuant to a registration rights agreement entered into with the selling stockholders in connection with their purchase of the shares and debentures. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel and the selling security holders' counsel in connection with this offering, but the selling stockholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares.

Marc Ostro, a managing director of TL Ventures V, has been one of our directors since June, 2000.

PLAN OF DISTRIBUTION

The selling stockholders may offer and sell their shares from time to time, in their discretion, in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale hereunder. The selling stockholders may sell their shares by one or more of the following methods including, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions, discounts or concessions from selling stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders hereunder. In addition, a selling stockholder may, from time to time, sell short our common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales.

Selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act, where applicable. Selling stockholders may also offer to sell their shares in one or more underwritten offerings, on a firm commitment or best efforts basis. NaPro will receive no proceeds from the sale of the selling stockholders' shares by the selling stockholders. The shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling stockholders or by agreement between a selling stockholder and its underwriters, dealers, brokers or agents.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act. In addition, sellers of selling stockholders' shares may be deemed to be underwriters under the Securities Act and any profits on the sale of selling stockholders' shares by them may be deemed to be discount commissions under the Securities Act. Selling stockholders may have other business relationships with NaPro and its subsidiaries or affiliates in the ordinary course of business.

From time to time one or more of the selling stockholders may transfer, pledge, donate or assign selling stockholders' shares to lenders, family members and others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The number of selling stockholders' shares beneficially owned by those selling stockholders who so transfer, pledge, donate or assign selling stockholders' shares will decrease as and when they take such actions. The plan of distribution for selling stockholders' shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

Including and without limiting the foregoing, in connection with distributions of our common stock, a selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling stockholder. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A selling stockholder may also loan or pledge such common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

We are bearing all costs relating to the registration of the shares (other than fees and expenses, if any, of counsel or other advisors to the selling stockholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder selling such shares.

We have agreed to indemnify the selling stockholders in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon by Cooley Godward LLP, Broomfield, Colorado. A partner of Cooley Godward LLP is the beneficial owner of 32,700 shares of our common stock.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses, other than any underwriting discounts and commissions, payable by the registrant in connection with the offering of the common stock being registered. All the amounts shown are estimates, except for the registration fee. These expenses will be borne by the registrant.

SEC registration fee	$ 1,259
Accounting fees and expenses	9,000
Legal fees and expenses	25,000
Miscellaneous expenses	10,000
Total	$ 45,259 ======

 Item 15. Indemnification of Officers and Directors.

Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Certificate of Incorporation of the registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

Section 145 of the Delaware General Corporation Law permits Delaware corporations to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. The Certificate of Incorporation and the Bylaws of the registrant provide for indemnification to the fullest extent permitted by applicable law. The Certificate of Incorporation limits the liability of the registrant's directors for monetary damages for breaches of the directors' fiduciary duty of care. In addition, the Certificate of Incorporation requires the registrant to indemnify its directors, officers, employees and agents serving at the registrant's request against expenses, judgment (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in or not opposed to the registrant's interests. The Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents of the registrant. In addition, the registrant has entered into indemnification agreements with each of its directors and executive officers pursuant to which the registrant has agreed to indemnify and hold harmless each director and executive officer to the fullest extent permitted by applicable law. The registrant also maintains an officers and directors liability insurance policy.

The foregoing may reduce the likelihood of a derivative litigation against the registrant's directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their duty of care, event though such actions, if successful, might otherwise benefit the registrant and its stockholders.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description of Document
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended August 2, 1996 (1).
4.2	Certificate of Amendment dated September 21, 1998 to the Amended and Restated Certificate of Incorporation of the Registrant (2).
4.3	Certificate of Amendment dated October 31, 2000 to the Amended and Restated Certificate of Incorporation of the Registrant (3).
4.4	Amended and Restated Bylaws of the Registrant (4).
4.5	Specimen Common Stock Certificate (5).
4.6	Amended and Restated Rights Agreement, dated September 25, 2001, between the Registrant and American Stock Transfer and Trust Company, as Rights Agent (6)
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	Power of Attorney.
  Incorporated herein by reference from the Company's Annual Report on Form 10-K filed with the Commission for the year ended December 31, 1996. (File No. 0-24320).
  Incorporated herein by reference from the Company's Annual Report on Form 10-K filed with the Commission for the year ended December 31, 1998. (File No. 0-24320).
  Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q filed with the Commission for the quarter ended September 30, 2000. (File No. 0-24320).
  Incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000. (File No. 0-24320).
  Incorporated herein by reference from the Registration Statement on Form S-1 of the Company, filed with the Commission on July 24, 1994 (File No. 33-78016).
  Incorporated herein by reference from the Registration Statement on Form 8-A12G/A filed with the SEC on October 23, 2001. (File No. 0-24320).

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado.

NAPRO BIOTHERAPEUTICS, INC.

By: /s/
Gordon H. Link, Jr.
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature
Title
Date
* (Leonard P. Shaykin)
Chairman of the Board Chief Executive Officer
February 14, 2002
* (Sterling K. Ainsworth, Ph.D.)
Vice Chairman President Chief Scientific Officer Director
February 14, 2002
* (Patricia A. Pilia, Ph.D.)
Executive Vice President Director
February 14, 2002
/s/ Gordon H. Link, Jr. (Gordon H. Link, Jr.)
Vice President Chief Financial Officer (Principal Financial Officer)
February 14, 2002
/s/ Robert L. Poley (Robert L. Poley)
Controller (Principal Accounting Officer)
February 14, 2002
* (Edward L. Erickson)
Director
February 14, 2002
* (Arthur Hull Hayes, Jr., M.D.)
Director
February 14, 2002
* (Marc J. Ostro, Ph.D.)
Director
February 14, 2002
* (The Honorable Richard N. Perle)
Director
February 14, 2002
* (Robert E. Pollack, Ph.D.)
Director
February 14, 2002

* By: /s/ Gordon H. Link
Gordon H. Link, Jr.
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Document
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended August 2, 1996 (1).
4.2	Certificate of Amendment dated September 21, 1998 to the Amended and Restated Certificate of Incorporation of the Registrant (2).
4.3	Certificate of Amendment dated October 31, 2000 to the Amended and Restated Certificate of Incorporation of the Registrant (3).
4.4	Amended and Restated Bylaws of the Registrant (4).
4.5	Specimen Common Stock Certificate (5).
4.6	Amended and Restated Rights Agreement, dated September 25, 2001, between the Registrant and American Stock Transfer and Trust Company, as Rights Agent (6)
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	Power of Attorney.
  Incorporated herein by reference from the Company's Annual Report on Form 10-K filed with the Commission for the year ended December 31, 1996. (File No. 0-24320).
  Incorporated herein by reference from the Company's Annual Report on Form 10-K filed with the Commission for the year ended December 31, 1998. (File No. 0-24320).
  Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q filed with the Commission for the quarter ended September 30, 2000. (File No. 0-24320).
  Incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000. (File No. 0-24320).
  Incorporated herein by reference from the Registration Statement on Form S-1 of the Company, filed with the Commission on July 24, 1994 (File No. 33-78016).
  Incorporated herein by reference from the Registration Statement on Form 8-A12G/A filed with the SEC on October 23, 2001. (File No. 0-24320).